Amendment to

JNL Investors Series Trust Distribution Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (“Trust”) to its Distribution Plan (“Plan”).

Whereas, the Plan was adopted on December 12, 2011, and amended on May 30, 2013, September 16, 2013 and June 4, 2014 by the Trust on behalf of the Funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Whereas, the following fund merger has been approved by the Board of Trustees of the Trust and by the Board of Trustees of JNL Series Trust:

Fund Merger:

-	JNL/PPM America Total Return Fund of JNL Investors Series Trust into the JNL/PPM America Total Return Fund of JNL Series Trust; and

Whereas, pursuant to the approval of the fund merger, as outlined above, the Trust has agreed to amend Schedule A of the Plan to:

-	remove the JNL/PPM America Total Return Fund and its fees.

Now Therefore, in consideration of the mutual covenants herein contained, the Trust hereby agrees to amend the Plan as follows:

Schedule A to the Plan is also hereby deleted and replaced in its entirety with Schedule A dated April 25, 2016, attached hereto.

In Witness Whereof, the Trust has caused this Amendment to be executed, effective as of April 25, 2016.

JNL Investors Series Trust

By:	/s/ Kristen K. Leeman

Name:	Kristen K. Leeman

Title:	Assistant Secretary

Schedule A
Dated April 25, 2016
Class A 12b-1 Fee Table 11

Class A Shares Fund	Maximum 12b-1 Distribution and Service Fee
JNL/PPM America Low Duration Bond Fund	0.20%

[1] The expenses are calculated as a percentage of the average daily net assets.

A-1